Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-173029 and No. 333-178312) and S-8 (No. 333-101136 and No. 333-117394) of NII Holdings, Inc. of our report dated February 23, 2012, except for the effects of the restatement discussed in Note 14 to the consolidated financial statements, the effects of the change in the presentation of comprehensive income in Note 1, the effects of the error correction in Schedule II - Valuation and Qualifying and the matter described in the penultimate paragraphs of Management's Report on Internal Control Over Financial Reporting, as to which the date is November 16, 2012 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP
McLean, Virginia
November 16, 2012